As filed with the Securities and Exchange Commission on May 23, 2005

Reg. No. 333-123221

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-3
TO

FORM SB-2 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

XENONICS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	84-1433854 (I.R.S. Employer Identification No.)

Xenonics Holdings, Inc.
2236 Rutherford Road, Suite 123
Carlsbad, California 92008
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard J. Naughton
Chief Executive Officer
Xenonics Holdings, Inc.
2236 Rutherford Road, Suite 123
Carlsbad, California 92008
(760) 438-4004
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Marc Brown
Troy & Gould PC
1801Century Park East, Suite 1600
Los Angeles, California 90067
(310) 789-1269

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

     THIS POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-3 IS BEING FILED PURSUANT TO RULE 401(c) UNDER THE SECURITIES ACT OF 1933 IN ORDER TO CONVERT THE REGISTRATION STATEMENT ON FORM SB-2 (REGISTRATION NO. 333-123221) INTO A FORM S-3 REGISTRATION STATEMENT. THE PROSPECTUS THAT IS CONTAINED IN THIS FORM S-3 SUPERSEDES THE PROSPECTUS THAT IS CONTAINED IN THE REGISTRATION STATEMENT ON FORM SB-2 (REGISTRATION NO. 333-123221).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

     The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold pursuant to this prospectus until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not a solicitation of an offer to buy these securities in any jurisdiction where the offer, solicitation or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 23, 2005

PROSPECTUS

XENONICS HOLDINGS, INC.

1,965,000 Shares of Common Stock

     This prospectus relates to the sale of up to 869,000 shares of our currently outstanding shares of common stock owned by some of our stockholders and 1,096,000 shares of our common stock that are issuable upon the exercise of currently outstanding common stock purchase warrants held by some of our stockholders. For a list of the selling stockholders, see “Selling Stockholders.”

     We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive the exercise price of the warrants if and when those warrants are exercised by the selling stockholders. None of the warrants have been exercised as of the date of this prospectus. We will pay the expenses of registering these shares.

     Our common stock is traded under the symbol “XNN” on the American Stock Exchange. On May 20, 2005, the last reported sales price of our common stock on the American Stock Exchange was $3.29 per share.

     The shares included in this prospectus may be offered and sold directly by the selling stockholders in the public market or in individually negotiated transactions, through agents designated from time to time or through underwriters or dealers, and at prevailing market prices or at privately negotiated prices. Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

     Our principal executive offices are located at 2236 Rutherford Road, Suite 123, Carlsbad, California 92008, and our telephone number is (760) 438-4004.

     An investment in our common stock involves a high degree of risk. Before making an investment in our common stock, you should carefully review the “Risk Factors” which begin on page 3 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is [_____________], 2005.

     You should rely only on the information that is contained in this prospectus or that is incorporated by reference into this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus may be used only in jurisdictions where it is legal to sell these securities. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information you should consider before investing in our common stock. You should carefully read the entire prospectus, including the information under the heading “Risk Factors,” before making an investment decision.

     Throughout this prospectus, the terms “we,” “us,” “our,” and “our company” refer to Xenonics Holdings, Inc., a Nevada corporation formerly known as Digital Home Theater Systems, Inc. (“DHTS”), and, unless the context indicates otherwise, also includes our subsidiary, Xenonics, Inc., a Delaware corporation.

     We own the following registered trademarks: NightHunter® and Xenonics®. Every other trademark, trade name or service mark discussed in this prospectus belongs to its respective holder.

Our Company

     We design, manufacture and market high-end, high-intensity portable illumination products. Our core product line consists of lightweight, long-range, ultra-high intensity illumination products used in a wide variety of applications by the military, law enforcement, security, search and rescue and, to a lesser extent, in commercial markets. We hold several patents for our technology platform, which applies high efficiency dimmable electronic ballast circuitry and precision optics to xenon light to produce an illumination device that delivers improved performance over current technologies.

     We are largely dependent upon government orders for our revenues. Existing customers include all branches of the United States Armed Forces, including such elite forces as the U.S. Navy SEALs, USMC FAST and the U.S. Army Rangers. Other customers include the U.S. Border Patrol, the U.S. Secret Service, the U.S. Coast Guard, and the California Highway Patrol.

     We market our illumination products under the NightHunter brand name. The NightHunter series of products is produced in a variety of configurations to suit specific customer needs. These include compact hand-held systems for foot-borne personnel and stabilized systems for airborne, vehicular and shipboard use. These NightHunter illumination systems are used for reconnaissance, surveillance, search and rescue, physical security, target identification and navigation. The systems allow the user to illuminate an area, an object or a target with visible or non-visible light, and to improve visibility through many types of obscurants such as smoke, haze and most types of fog.

Corporate Structure

     We conduct all of our operations through our subsidiary, Xenonics, Inc. On July 23, 2003, Digital Home Theater Systems, Inc. acquired in a reorganization all of the issued and outstanding shares of Xenonics, Inc.’s common stock in exchange for 8,750,000 shares of our common stock, and we changed our name from Digital Home Theater Systems, Inc. to Xenonics Holdings, Inc. The transaction was accounted for as a reorganization of Xenonics, Inc. with the issuance of stock for cash. For accounting purposes, Xenonics, Inc. was treated as the acquirer and, as such, its historical financial statements will continue and are incorporated by reference into this prospectus.

     In addition, we exchanged all of the then-outstanding options to purchase stock in Xenonics, Inc. for options to purchase our stock (at the same price then in effect, but with different terms), and exchanged 95% of the warrants to purchase stock in Xenonics, Inc. (one warrant to purchase 135,000 shares of Xenonics, Inc. common stock remained outstanding), for warrants to purchase our stock (with modified terms and a higher exercise price). On December 14, 2004, the holder of the remaining warrant to purchase shares of Xenonics, Inc. partially exercised his warrant and purchased 125,000 shares of Xenonics, Inc. As a result, we currently own approximately 98.6% of the issued and outstanding capital stock of Xenonics, Inc.

     Between 1999 and the time of the transaction described in the preceding two paragraphs, Digital Home Theater Systems engaged in no business activity or operations. The sole officer and director of the company formerly known as Digital Home Theater Systems, Inc. resigned and was replaced by the officers and directors of Xenonics, Inc.

     Our principal operations and executive offices are located at 2236 Rutherford Road, Suite 123, Carlsbad, California 92008, and our telephone number is (760) 438-4004. We also maintain a website at www.xenonics.com. The information on our website is not, and you must not consider such information to be, a part of this prospectus.

The Offering

Common stock offered by the selling stockholders	1,965,000 shares, consisting of 869,000 outstanding shares owned by the selling stockholders and 1,096,000 shares that are issuable to certain selling stockholders upon the exercise of outstanding warrants.

Common stock currently outstanding	15,011,878 shares (1)

Common stock to be outstanding after the offering, assuming no exercise of the warrants	15,011,878 shares (1)

Common stock to be outstanding after the offering, assuming the exercise of the 1,096,000 warrants	16,107,878 shares (1)

American Stock Exchange Symbol	XNN

Risk Factors	An investment in our common stock involves significant risks. See “Risk Factors” beginning on page 3.

(1)	In addition to the outstanding shares of common stock, as of April 30, 2005, there were outstanding options to purchase 2,020,000 shares of our common stock (with exercise prices ranging from $0.25 per share to $6.00 per share), and warrants to purchase 2,369,465 shares of our common stock (with exercise prices ranging from $0.60 per share to $8.00 per share).

RISK FACTORS

     An investment in our common stock is subject to a high degree of risk. You should carefully consider the following risks, as well as the other information contained in this prospectus, before deciding whether to invest in shares of our common stock. If any of the following risks actually occurs, our business, financial condition, results of operations and business prospects could be materially and adversely affected. In such event, the trading price of our common stock would likely decline and you might lose all or part of your investment.

Risks Related to Our Business

We have a limited operating history, which makes it difficult for investors to evaluate our business prospects.

     While we have been developing high illumination products since 1997, we have been engaged in selling our products for only the past three years and have generated material sales only since March 2003. As a result, we have a very limited operating history for investors to consider in evaluating an investment in our common stock.

Fluctuations in our quarterly and annual operating results make it difficult to assure future profitability.

     Prior to the fiscal year ended September 30, 2004, we experienced losses in each year since our formation. Our net losses totaled $832,000 in 1999, $1,043,000 in 2000, $1,593,000 in 2001, $1,196,000 in 2002 and $1,963,000 for the period ended September 30, 2003, a nine-month transition period due to a change in fiscal year end from December 31 to September 30. For the most recent fiscal year ended September 30, 2004, we generated net income of $1,476,000 on sales of $11,927,000, compared to an unaudited loss of $2,216,000 on revenues of $2,162,000 for the twelve-month period ended September 30, 2003. However, for the six-month period ended March 31, 2005, we had a net loss of $1,829,000 compared to net income of $1,258,000 for the six-month period ended March 31, 2004. Since our revenues are primarily dependent upon the receipt of large orders from the military and other governmental organizations, which orders are sporadic and unpredictable, our revenues fluctuate significantly from quarter to quarter and from year to year. No assurance can be given that we will generate sales at any specific levels or that any additional sales that may be generated will result in the profitability or viability of this company.

The loss of any one of our major customers would have an adverse effect on our revenue.

     We are dependent on a few large customers. For the fiscal year ended September 30, 2004, sales to the U.S. Army represented 76% of our total sales. Accordingly, the loss of the U.S. Army as a customer could have a material adverse impact on the results of our operations and on our financial condition. Other than currently outstanding purchase orders, we do not have any long-term purchase commitments from the U.S. Army or any other customer. No assurance can be given that our existing customers will continue to purchase our products or that we will receive similar orders from other customers.

     Most of our NightHunter illumination products that we have recently sold and shipped have been shipped to U.S. Army forces operating in, or related to, the currently on-going military operations in Afghanistan and Iraq. These shipments contributed to the increase in our sales for the year ended September 30, 2004. While we believe that we would have received orders from the U.S. Army even without the recent military activity in Afghanistan and Iraq, the events in Afghanistan and Iraq have affected the amount of our recent sales and the timing of the delivery of the products ordered by the military. The withdrawal of U.S. forces from these regions, or any other reduction in the military’s need for our illumination products, may in the future reduce the demand for our products by such military forces.

The loss of contracts with U.S. government agencies would adversely affect our revenue.

     To date, substantially all of our sales have been derived from sales to military and security organizations, such as the U.S. military, the U.S. Border Patrol, and various other governmental law enforcement agencies. There are certain considerations and limitations inherent in sales to governmental or municipal entities such as budgetary constraints, timing of procurement, political considerations, and listing requirements that are beyond our control and could affect our future sales. There is no assurance that we will be able to achieve our targeted sales objectives to these governmental and municipal entities or that we will generate any material sales to these entities in the future.

Potential customers may prefer our competitors’ technology and products.

     The ultra-high intensity lighting industry, in which we operate, is characterized by mature products and established industry participants. We compete with other providers of specialized lights in the United States and abroad who have created or are developing technologies and products that are similar to the products we are selling to many of the same purchasers in our targeted markets. Although we believe that our competitors do not offer products as advanced as ours, competition from these companies is intense. Because we are currently a small company with a limited marketing budget, our ability to compete effectively will depend on the benefits of our technology and on our patents. There is no assurance that potential customers will select our technology over that of a competitor, or that a competitor will not market a competing technology with operating characteristics similar to those owned by us.

     Our products could be rendered obsolete or uneconomical by the introduction and market acceptance of competing products, technological advances by current or potential competitors, or other approaches. If such a development were to occur, we might be required to reduce our prices in order to remain competitive and these lower prices could affect our profitability. We compete on the basis of a number of factors in areas in which we have limited experience, including marketing to the military and governmental agencies, and customer service and support. There is no assurance that we will be able to compete successfully against current or future competitors.

Because we have limited marketing and sales experience in the illumination products marketplace, we may be unable to compete successfully against other companies that have a history and track record in the high-intensity lighting marketplace.

     We have a small marketing and sales division and relatively limited experience in marketing, sales and distribution of illumination products. We have only three persons engaged on a full-time basis in marketing and sales. Although our other officers have experience in the operations and management of various businesses and have experience in the high intensity lighting field, they have limited experience in the management of a company engaged in the high volume sale of high-intensity lighting. In addition, while we have had success in marketing to certain branches of the U.S. military and to certain other U.S. governmental agencies, we have not been successful in generally marketing our products to a wider market. There is no assurance that our limited marketing and sales capabilities will enable us to compete successfully against competitors that have a history and track record in the high-intensity lighting marketplace. If we do not establish or maintain an effective marketing and sales organization, our business will be adversely affected.

The loss of any of our key personnel could adversely affect our business.

     We depend on the efforts of our senior management, particularly Alan P. Magerman, our Chairman of the Board, Richard J. Naughton, our Chief Executive Officer, and Jeffery P. Kennedy, our Chief Operating Officer and President. The loss of the services of one or more of these individuals could delay or prevent us from achieving our objectives.

The interests of our current stockholders will be diluted if we seek additional equity financing in the future, and any debt financing that we seek in the future will expose us to the risk of default and insolvency.

     While we have sufficient funds to continue our operations through the end of our 2005 fiscal year, we intend to seek additional equity or debt financing in the future. Any equity financing may involve substantial dilution of the interests of the current stockholders. Any debt financing would subject us to the risks associated with leverage, including the possible risk of default and insolvency.

We are subject to government regulation which may require us to obtain additional licenses and could limit our ability to sell our products outside the United States.

     The sale of certain of our products outside the United States is subject to compliance with the United States Export Administration Regulations. Compliance with government regulations may also subject us to additional fees and costs. The absence of comparable restrictions on competitors in other countries may adversely affect our competitive position. The need to obtain licenses could limit or impede our ability to ship to certain foreign markets. Although we currently hold the required export licenses, laws and regulations enacted in the future could impact our ability to generate revenues from the sale of our products outside the United States, which could have a material adverse effect on our business, financial condition and results of operations.

We may experience production delays if suppliers fail to deliver materials to us, which could reduce our revenue.

     The manufacturing process for our products consists primarily of the assembly of purchased components. Although we can obtain materials and components from different suppliers, we rely on certain suppliers for our components. If a supplier should cease to deliver these components, this could result in added cost and manufacturing delays and have an adverse effect on our business.

Our operations involve evolving products and technological change, which could make our products obsolete.

     Ultra-high intensity portable illumination products are continuously evolving and are subject to technological change. Our ability to maintain a competitive advantage and build our business requires us to consistently invest in research and development. Many of the companies that currently compete in the portable illumination market, or that may in the future compete with us in our market, may have greater capital resources, research and development staffs, facilities and field trial experience than we do. Our products could be rendered obsolete by the introduction and market acceptance of competing products, technological advances by current or potential competitors, or other approaches.

We may not have adequate protection of our intellectual property, which could result in a reduction in our revenue if our competitors are able to use our intellectual property or if we lose our rights to the NighthunterII patent application.

     We own the rights to four patents (or allowed patent applications) and five patent pending applications relating to the design and configuration of our xenon illumination technology. There is no assurance, however, that our patents will provide competitive advantages for our products or that our patents will not be successfully challenged or circumvented by our competitors. Most of our patents and patent applications are design patents, which protect the design and appearance of our products and not any technological or mechanical component of the products. Design patents typically provide less protection than utility patents that protect the technology of a product. Also, no assurance can be given that our pending patent applications will ultimately be issued or provide patent protection for improvements to our base technology. Under current law, the right to a patent in the United Sates is attributable to the first to invent, not the first to file a patent application. While be we believe that our patent rights are valid, we cannot be sure that our products or technologies do not infringe on other patents or intellectual property or proprietary rights of third parties. In the event that any relevant claims of third-party patents are upheld as valid and enforceable, we could be prevented from selling our products or could be required to obtain licenses from the owners of such patents or to redesign our products to avoid infringement. In addition, many of the processes of our products that we deem significant are not protected by patents or pending patent applications.

     We regard portions of the designs and technologies incorporated into our products as proprietary, and we attempt to protect them with a combination of patent, trademark and trade secret laws, employee and third-party nondisclosure agreements and similar means. Despite these precautions, it may be possible for unauthorized third parties to copy certain portions of our products or to otherwise obtain and use to our detriment information that we regard as proprietary. There is no assurance that the agreements we have entered into with employees or third parties to maintain the confidentiality of our confidential or proprietary information will effectively prevent disclosure of our confidential information or provide meaningful protection for our proprietary information or that our confidential or proprietary information will not be independently used by our competitors.

     In addition, in a lawsuit we brought against a former director and consultant, the defendant has asked the court to rescind the assignment of the NightHunter II patent application that he assigned to us in November 2003 and to declare that he is the sole owner of that NightHunter II patent application. The defendant’s cross-complaint does not address or affect our five patents (or allowed patent applications) or our other four pending patent applications relating to the design and configuration of our xenon illumination technology. If the defendant prevails on his claims, we will have to re-engineer our NighthunterII product to avoid any conflict with that patent application and, until we re-engineer our NighthunterII product, we will have to stop producing and selling our NighthunterII product. In such event, a cessation of sales of the NighthunterII product would materially and adversely affect our revenues, profits, business and financial condition.

Because we currently have only a single line of products, any delay in our ability to market, sell or ship these existing products would adversely affect our revenue.

     To date, all of our revenues have been generated from the sales of our three NightHunter illumination system products (the NightHunter, NightHunterII and NightHunterEXT) and related accessories. Other than the three NightHunter models, we currently do not have any other products that we market. While we are currently developing other illumination products, we will be dependent upon our NightHunter line of products until such time, if ever, that we develop or acquire other products. The profitability and viability of our company is dependent upon our continued ability to sell, manufacture and ship our three illumination models, particularly the NightHunterII illumination system, and any delay or interruption in our ability to market, sell, or ship our NightHunter illumination systems and related accessories will have a material adverse affect on our business and financial condition.

     Our future growth and profitability will also depend on our ability to both successfully commercialize NightHunter and to develop and commercially release other products. While our goal is to develop and commercialize a line of ultra-high intensity illumination systems, our research and development programs with respect to other potential products are at an early stage, and it is uncertain whether we will be able to develop any other commercially viable products. If we are unable to develop and release other products, the future of this company will depend on the commercial success of our existing three NightHunter products.

Because we depend on a single manufacturer to make our NightHunterII products, any failure by the manufacturer to honor its obligations to us will impair our ability to deliver our products to customers.

     In January 2003, we entered into a three-year manufacturing agreement with PerkinElmer, a global provider of products and services to, among others, the optoelectronics industries, for the manufacture of NightHunterII products. Under this agreement, PerkinElmer is the sole and exclusive manufacturer of the NightHunterII products, and we are not permitted to engage any other manufacturer. In addition, PerkinElmer is responsible for testing, packaging, maintaining product inventories, and shipping the NightHunterII products directly to our customers. Accordingly, we are dependent upon PerkinElmer for the manufacture and delivery of our principal product, the NightHunterII. To date, as a small company with limited resources, our arrangement with PerkinElmer has provided us with the manufacturing, packaging and shipping expertise normally available only to larger firms. However, should PerkinElmer for any reason in the future be unable or unwilling to fully live up to its obligations under our manufacturing agreement, we would lose the ability to manufacture and deliver our principal product until PerkinElmer recommences manufacturing, or until we obtain an alternate manufacturer. While we believe that we could replace PerkinElmer in such an event, any such event would adversely affect our operations and financial results during the period in which we transitioned to another manufacturer.

Risks Related to Our Common Stock

Because our stock is thinly traded, you may be unable to sell your shares at an adequate price or at all.

     There has been no long-term established public trading market for our common stock, and there is no assurance that a regular and established market will be developed and maintained for our common stock. There is also no assurance as to the depth or liquidity of any market for the common stock or the prices at which holders may be able to sell the shares. Our common shares are thinly traded on the American Stock Exchange, meaning that the number of persons interested in purchasing our common shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven, early stage company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. Due to these conditions, there is no assurance that you will be able to sell your shares at or near ask prices or at all.

If securities or industry analysts do not publish research reports about our business or if they downgrade our stock, the price of our common stock could decline.

     Small, relatively unknown companies can achieve visibility in the trading market through research and reports that industry or securities analysts publish. However, to our knowledge, no analysts either cover our company or the segment of the industry in which we operate. The lack of published reports by independent securities analysts could limit the interest in our common stock and negatively affect our stock price. We do not have any control over the research and reports these analysts publish or whether they will be published at all. If any analyst who does cover us downgrades our stock, our stock price would likely decline. If any analyst ceases coverage of our company or fails to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price to decline.

Anti-takeover provisions in our Articles of Incorporation could adversely affect the value of our common stock.

     Our Articles of Incorporation contain certain provisions that could impede a non-negotiated change in control. In particular, without stockholder approval we can issue up to 5,000,000 shares of preferred stock with rights and preferences determined by the board of directors. These provisions could make a hostile takeover or other non-negotiated change in control difficult, which takeover or change of control could be at a premium to the then-current stock price.

The future issuance of additional common and preferred stock could dilute existing stockholders.

     We are currently authorized to issue up to 50,000,000 shares of common stock. To the extent that common shares are available for issuance, our board of directors has the ability, without seeking stockholder approval, to issue additional shares of common stock in the future for such consideration as the board of directors may consider sufficient. The issuance of additional common stock in the future will reduce the proportionate ownership and voting power of the common stock offered by this prospectus.

     We are also authorized to issue up to 5,000,000 shares of preferred stock, the rights and preferences of which may be designated in series by the board of directors. Such designation of new series of preferred stock may be made without stockholder approval and could create additional securities which would have dividend and liquidation preferences over our common stock. Preferred stockholders could adversely affect the rights of holders of common stock by:

•	exercising voting, redemption and conversion rights to the detriment of the holders of common stock;

•	receiving preferences over the holders of common stock or surplus funds in the event of our dissolution or liquidation;

•	delaying, deferring or preventing a change in control of our company; and

•	discouraging bids for our common stock.

There has been, and may continue to be, significant volatility in our stock price and, as a result, you may be unable to sell your shares for more than your purchase price.

     Since we acquired Xenonics, Inc., the closing price of our shares of common stock on the Pink Sheets electronic trading system and subsequently on the OTC Bulletin Board and then the American Stock Exchange has fluctuated from $1.70 per share to $12.25 per share. The future market price of our common stock may be affected by many factors and may continue to be subject to significant fluctuations in response to variations in our operating results and other factors such as investor perceptions, supply and demand, interest rates, general economic conditions and those specific to the industry, developments with regard to our activities, future financial condition and management.

We do not plan to pay any cash dividends on our common stock.

     We do not plan to pay any cash dividends on our common stock in the foreseeable future. Any decision to pay dividends is within the discretion of the board of directors and will depend upon our profitability at the time, cash available and other factors. As a result, there is no assurance that there will ever be any cash dividends or other distributions on our common stock.

Future sales of common stock by our existing stockholders and option and warrant holders could cause our stock price to decline.

     As of April 30, 2005, we had 15,011,878 outstanding shares of common stock. The 869,000 shares that are being registered for resale under this prospectus will be freely tradable without further registration under the Securities Act of 1933. An additional 1,096,000 shares of our common stock that are issuable upon the exercise of warrants are being registered for resale under this prospectus and will be freely tradable if they are acquired upon the exercise of the underlying warrants. We intend to file a registration statement with the SEC for the resale of up to 2,945,000 shares of common stock that are issuable under our 2003 stock option plan and 2004 stock incentive plan, and the shares that are issued under our two plans will be freely tradable without further registration under the Securities Act. In addition to the shares that are registered for resale by this prospectus, approximately 4,540,702 shares of our common stock are “freely tradable” without further registration under the Securities Act. Furthermore, as described under “Description of Common Stock — Registration Rights,” an additional 1,273,465 shares of our common stock that are issuable upon the exercise of warrants are subject to various registration rights.

     Approximately 9,602,176 of our outstanding shares are “restricted securities,” as that term is defined by Rule 144 under the Securities Act, and may be sold in the public market only if their resale is registered or if they qualify for an exemption from registration under the Securities Act. Approximately 8,364,215 of the outstanding shares of our common stock are currently eligible for resale in the public market in accordance with the volume limitations and other restrictions of Rule 144. Furthermore, any shares of common stock that are held by our “affiliates,” as that term is defined in Rule 144, may be publicly sold only if the sale is registered under the Securities Act or if the sale is made in compliance with certain volume limitations and other restrictions imposed by Rule 144, regardless as to whether the issuance of such shares to our affiliates was registered under the Securities Act.

     The release into the public market of a large number of freely tradable shares (including those covered by this prospectus) and restricted securities that are now eligible or subsequently become eligible for public resale under Rule 144 could cause the market price of our common stock to decline. The perception among investors that these sales may occur could produce the same adverse effect on our market price.

The exercise of outstanding stock options and warrants would dilute the ownership interests of our existing stockholders and could cause our stock price to decline.

     There are currently outstanding stock options and warrants entitling the holders to purchase 4,389,465 shares of our common stock, including a number of options granted to directors, officers, employees and consultants that are subject to vesting conditions. These options and warrants have exercise prices ranging from $0.25 per share to $8.00 per share. It is likely that many of the holders of these options and warrants will exercise and sell shares of our common stock when the stock price exceeds their exercise price. Substantial option and warrant exercises and subsequent stock sales by our option and warrant holders would significantly dilute the ownership interests of our existing stockholders and could cause our stock price to decline.

FORWARD-LOOKING STATEMENTS

     This document contains forward-looking statements, which reflect the views of our management with respect to future events and financial performance. These forward-looking statements are subject to a number of uncertainties and other factors that could cause actual results to differ materially from such statements. Forward-looking statements are identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “projects,” “targets” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the information available to management at this time and which speak only as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under “Risk Factors” beginning on page 3.

     The identification in this document of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

USE OF PROCEEDS

     We will not receive any proceeds from the sale of the common stock by the selling stockholders pursuant to this prospectus. However, we will receive the exercise price of warrants to purchase common stock from certain of the selling stockholders upon the exercise of their warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes. If all of such warrants are exercised, we will receive net proceeds of $2,386,426. We will pay the expenses of registration of all of the shares that are offered pursuant to this prospectus, including legal and accounting fees.

SELLING STOCKHOLDERS

     The shares to be offered by the selling stockholders are “restricted” securities under applicable federal and state securities laws and are being registered under the Securities Act to give the selling stockholders the opportunity to publicly sell these shares. The registration of these shares does not require that any of the shares be offered or sold by the selling stockholders. The selling stockholders may from time to time offer and sell all or a portion of their shares indicated below in privately negotiated transactions or on the American Stock Exchange or any other market on which our common stock may subsequently be listed.

     The registered shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement. See “Plan of Distribution.” The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the distribution of registered shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.

     No estimate can be given as to the amount or percentage of our common stock that will be held by the selling stockholders after any sales made pursuant to this prospectus because the selling stockholders are not required to sell any of the shares being registered under this prospectus. The following table assumes that the selling stockholders will sell all of the shares listed in this prospectus.

     The following table sets forth the beneficial ownership of the selling stockholders as of April 30, 2005.

	Beneficial Ownership			Beneficial Ownership
	Before Offering(1)			After Offering(1)
			Number
			of Shares
			Being	Number of
Selling stockholder	Number of Shares	Percent	Offered	Shares	Percent
Theodore Aroney(2)	1,091,222	7.12	310,000	781,222	5.10
Gary Blum(2)	12,500	*	12,500	-0-	—
Bryant Park Capital, Inc. (2) (3)	14,600	*	4,000	10,600	*
BTG Investments, LLC(4)	80,000	*	80,000	-0-	—
The Anthony and Phyllis Coelho Trust(2)	150,000	*	150,000	-0-	—
Cordillera Fund, L.P.(5)	100,000	*	100,000	-0-	—
Martha Fuller(2)	59,391	*	25,000	34,391	*
FNB, Special Opportunities(6)	60,000	*	60,000	-0-	—
FNB, Growth(7)	60,000	*	60,000	-0-	—
HFR HE Micro/Small Cap Master Trust(8)	56,400	*	56,400	-0-	—
Zuhair Hirmez(2)	35,000	*	35,000	-0-	—
JLB Investment Company(2) (9)	34,440	*	25,000	9,440	*
Jeffrey P. Kennedy(2)	718,971	4.68	100,000	618,971	4.03
Jack Leonard(2)	88,946	*	50,000	38,946	*
John P. Mack	100,000	*	100,000	-0-	*
Alan P. Magerman(2)	1,003,258	6.45	202,500	800,758	5.14
Joel Magerman(2)	93,000	*	5,000	88,000	*
Richard Messinger(2)	24,638	*	6,000	18,638	*
MicroCapital Fund LP(10)	130,000	*	130,000	-0-	—

	Beneficial Ownership			Beneficial Ownership
	Before Offering(1)			After Offering(1)
			Number
			of Shares
			Being	Number of
Selling stockholder	Number of Shares	Percent	Offered	Shares	Percent
MicroCapital Fund Ltd.(11)	70,000	*	70,000	-0-	—
Mizrahi, Volfi(2)	1,000	*	1,000	-0-	—
Neil G. Berkman Associates(2) (12)	25,000	*	25,000	-0-	—
Nite Capital, L.P.(13)	38,600	*	38,600	-0-	—
Omicron Master Trust(14)	50,400	*	50,400	-0-	—
Don Michael Petullo(2)	5,000	*	5,000	-0-	—
Real Path, Inc. (2) (15)	100,000	*	100,000	-0-	—
Roth Capital Partners, LLC(2) (16)	40,000	*	40,000	-0-	—
Sterling Equity Offshore Fund, Ltd.(17)	45,960	*	45,960	-0-	—
Sterling Equity Partners, L.P.(18)	52,080	*	52,080	-0-	—
Sterling Johnston Capital Management, L.P.(19)	25,560	*	25,560	-0-	—

*	Less than 1.0%

(1)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days after April 30, 2005, are deemed to be outstanding, including for purposes of computing the percentage ownership of the person holding the option, warrant or convertible security, but not for purposes of computing the percentage of any other holder.

(2)	Consists of shares issuable upon the exercise of currently exercisable warrants to purchase shares of common stock.

(3)	Joel Magerman, Sam Schwartz, Christopher Wilson and John Jellinek have voting and investment control of the securities held by Bryant Park Capital, Inc. Consists of shares issuable upon the exercise of currently exercisable warrants to purchase shares of common stock.

(4)	Gordon J. Roth has voting and investment control of the securities held by BTG Investments, LLC.

(5)	James P. Andrew or Stephen J. Carter has voting and investment control of the securities held by Cordillera Fund, L.P.

(6)	Russell Cleveland has voting and investment control of the securities held by Frost National Bank, FBO BFS US Special Opportunities Trust PLC.

(7)	Russell Cleveland has voting and investment control of the securities held by Frost National Bank, FBP Renaissance US Growth Investment Trust PLC.

(8)	Scott Johnston has voting and investment control of the securities held by HFR HE Micro/Small Cap Master Trust .

(9)	Brad Jeffrey Shapiro has voting and investment control of the securities held by JLB Investment Company. Consists of shares issuable upon the exercise of currently exercisable warrants to purchase shares of common stock.

(10)	Ian P. Ellis has voting and investment control of the securities held by MicroCapital Fund LP .

(11)	Ian P. Ellis has voting and investment control of the securities held by MicroCapital Fund Ltd .

(12)	Neil G. Berkman has voting and investment control of the securities held by Neil G. Berkman Associates. Consists of shares issuable upon the exercise of currently exercisable warrants to purchase shares of common stock.

(13)	Keith Goodman has voting and investment control of the securities held by Nite Capital, L.P .

(14)	Omicron Capital, L.P., a Delaware limited partnership (Omicron Capital), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (Omicron), Omicron Capital, Inc., a Delaware corporation (OCI), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (Winchester) serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron and, as of the date of this prospectus , Mr. Oliver H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934. Omicron and Winchester are not “affiliates” of one another, as that term is used for purposes of the Exchange Act, or of any other person named in this prospectus as a selling stockholder. No person or “group” (as that term is used in Section 13(d) of the Exchange Act or the SEC’s Regulation 13D-G) controls Omicron and Winchester.

(15)	Suzanne M. Rupert has voting and investment control of the securities held by Real Path, Inc. Consists of shares issuable upon the exercise of currently exercisable warrants to purchase shares of common stock.

(16)	Gordon J. Roth has voting and investment control of the securities held by Roth Capital Partners, LLC. Consists of shares issuable upon the exercise of currently exercisable warrants to purchase shares of common stock.

(17)	Scott Johnston has voting and investment control of the securities held by Sterling Equity Offshore Fund, Ltd .

(18)	Scott Johnston has voting and investment control of the securities held by Sterling Equity Partners, L.P.

(19)	Scott Johnston has voting and investment control of the securities held by Sterling Johnston Capital Management, L.P.

     Of the selling stockholders, the following had a material relationship with us or have held any officership or other position with us during the past three years:

     Bryant Park Capital, Inc. (“BPC”) was engaged by us in March 2004 to provide financial advisory services and has received a total of $126,000 in cash and 20,000 shares of our common stock as fees under that agreement. The March 2004 agreement was terminated on January 31, 2005. On January 28, 2005, we sold 500,000 shares of our common stock at $5.00 per share in a private placement. We retained BPC to act as one of our two placement agents in the transaction. We paid BPC a cash fee of $50,000 and issued to BPC warrants to purchase 10,000 shares of our common stock at an exercise price of $5.50 per share.

     To our knowledge, no other selling stockholder or any of their affiliates has held any position or office with us, been employed by us, or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.

PLAN OF DISTRIBUTION

     The shares that the selling stockholders are offering under this prospectus consist of outstanding shares of our common stock and shares that are issuable upon the exercise of outstanding warrants. We are registering the shares on behalf of the selling stockholders. The purpose of this prospectus is to permit the selling stockholders, if they desire, to dispose of some or all of their shares at such times and at such prices as each may choose. Whether sales of shares will be made, and the timing and amount of any sale made, is within the sole discretion of each selling stockholder.

     We will pay the costs and fees of registering the shares of common stock, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of these shares. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected at various times in one or more of the following transactions:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

     When selling the shares of common stock over a public trading market, the selling stockholders may enter into hedging transactions. For example, the selling stockholders may:

•	enter into transactions involving short sales of the shares by broker-dealers;

•	sell shares short themselves and redeliver the shares to close out their short positions;

•	enter into option or other types of transactions that require the selling stockholder to deliver shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

     The selling stockholders may pay broker-dealer commissions, discounts or concessions for their services. The selling stockholders and any broker-dealers involved in the sale or resale of the shares of common stock may qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, and may have civil liability under Section 11 and 12 of the Securities Act for any omissions or misstatements in this prospectus and the registration statement of which it is a part. In addition, the broker-dealer commissions, discounts or concession may qualify as underwriters’ compensation under the Securities Act.

     In addition to selling their shares under this prospectus, the selling stockholders may transfer their shares in other ways not involving market makers or established trading markets, including directly by gift, distribution or other transfer.

     To comply with the securities laws of some states, if applicable, the shares may be sold in those states only through brokers or dealers. In addition, the shares may not be sold in some states unless they have been registered or qualified for sale in those states or an exemption from registration or qualification is available and is complied with.

     If necessary, the specific common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

     The rules and regulations in Regulation M under the Exchange Act provide that during the period that any person is engaged in the distribution (as that term is defined in Regulation M) of our common stock, that person generally may not purchase common stock. The selling stockholders are subject to applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of our common stock by the selling stockholders. The foregoing may affect the marketability of our common stock.

DESCRIPTION OF CAPITAL STOCK

     We are authorized to issue 50,000,000 shares of $0.001 par value common stock and 5,000,000 shares of $0.001 par value preferred stock. As of April 30, 2005, we had 15,011,878 shares of common stock issued and outstanding and no preferred stock issued and outstanding.

Common Stock

     The holders of our common stock are entitled to equal dividends and distributions per share with respect to the common stock when, as and if declared by the board of directors from legally available funds. No holder of any shares of common stock has a preemptive right to subscribe for any of our securities, nor are any common shares subject to redemption or convertible into other securities. Upon the liquidation or dissolution of our company, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of our common stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote.

Preferred Stock

     Under our articles of incorporation, the board of directors has the power, without further action by the holders of the common stock, to designate the relative rights and preferences of the preferred stock, and to issue the preferred stock in one or more series as designated by the board of directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock or the preferred stock of any other series. The issuance of preferred stock may have the effect of delaying or preventing a change in control of the company without further stockholder action and may adversely affect the rights and powers, including voting rights, of the holders of the common stock.

Registration Rights

     In connection with our Xenonics, Inc. reorganization, we assumed outstanding warrants that had been previously issued by Xenonics, Inc. These warrants entitle the holders to purchase, in the aggregate, a total of 2,244,465 shares of our common stock. The form of warrant certificate that we issued to the former warrant holders of Xenonics, Inc. contains “piggyback” registration rights pursuant to which we have agreed to include the 2,244,465 shares of our common stock underlying those warrants in any registration statement that we file until July 2008. We are not, however, required to include the warrant shares in an underwritten public offering if the managing underwriter advises the company in writing that in its opinion the total amount of securities requested to be included in such registration exceeds the amount of securities which can be sold in such offering. If we are so advised by the managing underwriter, we are required to include in such registration: (i) first, all securities we propose to sell, and (ii) second, up to such amount of securities requested to be included in such registration by the holders of the warrants which, in the opinion of such managing underwriter, can be sold. We are including 1,021,000 shares of common stock underlying the above warrants in the registration statement of which this prospectus is part.

     On July 1, 2004 we issued a five-year warrant to purchase 25,000 shares of our common stock to our new financial public relations firm. The warrant provides that if a registration statement is filed to register any of our securities under the Securities Act, whether for our own account or on behalf of our selling stockholders, we will provide the holder of the warrant with at least 45 days prior written notice of such intention and, upon request from the holder, will cause the underlying shares issuable under that warrant designated by the holder to be registered. The foregoing registration obligation does not apply to a registration statement filed before July 1, 2005 to register the distribution of warrants and/or to register shares for selling stockholders. Notwithstanding the foregoing, if a registration is an underwritten public offering and the managing underwriter advises us in writing that in its opinion the total amount of securities requested to be included in such registration exceeds the amount of securities that can be sold in such offering, we agreed to include in such registration: (i) first, all securities that we propose to sell, and (ii) second, the number of shares up to the amount of shares requested to be included in the registration statement by the holders that in the opinion of the managing underwriter can be sold.

     On January 28, 2005, we and certain of our stockholders completed the sale of 820,800 shares of our common stock to institutional investors at a price of $5.00 per share in a private placement. Of the 820,800 shares sold in the private placement, 500,000 shares were sold by us. In connection with the private placement, we entered into a registration rights agreement with the investors, dated January 17, 2005. This prospectus includes all of the 820,800 of the foregoing shares that we are obligated to register under the registration rights agreement. Also, Roth

Capital Partners, LLC (“RCP”) and Bryant Park Capital, Inc. (“BPC”) acted as our placement agents in the private placement. We issued warrants to purchase 40,000 and 10,000 shares of common stock at an exercise price of $5.50 per share to RCP and BPC, respectively. We are including 50,000 shares of common stock underlying the above warrants in the registration statement of which this prospectus is part.

     Pursuant to the terms of a warrant we issued to John Mack dated July 23, 2003, exercisable into 100,000 shares of our common stock at an exercise price of $0.825 per share, we granted this warrant holder piggyback registration rights entitling him to have the shares underlying such warrant to be registered by us if we register any of our securities under the Securities Act. This prospectus includes all of the foregoing shares that we are obligated to register under the piggyback registration rights of the warrant.

Transfer Agent

     Our transfer agent is Interwest Transfer Co., Inc., 1981 East 4800 South, Salt Lake City, Utah 84117; (801) 272-9294.

Indemnification of Officers and Directors

     Our articles of incorporation provide that no officer or director shall be personally liable to us or our stockholders for monetary damages except as provided pursuant to the Nevada Revised Statutes. Our bylaws and articles of incorporation also provide that we will indemnify and hold harmless each person who serves at any time as a director or officer from and against any and all claims, judgments and liabilities to which such person shall become subject by reason of the fact that he is or was a director or officer, and that we will reimburse such person for all legal and other expenses reasonably incurred by him or her in connection with any such claim or liability. We also have the power to defend such person from all suits or claims in accord with the Nevada Revised Statutes. The rights accruing to any person under our bylaws and articles of incorporation do not exclude any other right to which any such person may lawfully be entitled, and we may indemnify or reimburse such person in any proper case, even though not specifically provided for by the bylaws and articles of incorporation.

     We have also entered into indemnification agreements with all of our directors and with our Chief Executive Officer, our President and Chief Operating Officer, and our Chief Financial Officer. Under the indemnification agreements, we are obligated to indemnify these persons against any and all expenses (including attorneys’ fees), judgments, damages, fines, penalties and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with any action, suit or proceeding (subject to certain limited exceptions), whether civil, criminal, administrative or investigative (including an action by us or in our name against such persons) to which those officers and directors are made a party as a result of the fact that the indemnitee was a director, officer, employee or agent of this company. In addition, we have agreed to pay such costs or expenses as they are incurred and in advance of the final disposition of the action.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

     Troy & Gould PC, Los Angeles, California, has rendered an opinion with respect to the validity of the shares of common stock covered by this prospectus.

EXPERTS

     Our consolidated statements of operations, changes in shareholders’ equity (deficit) and cash flows of Xenonics Holdings, Inc. for the nine-month period ended September 30, 2003 have been audited by Windes & McClaughry Accountancy Corporation, an independent registered public accounting firm, to the extent and for the periods indicated in their report thereon which is incorporated by reference into this prospectus. Such financial statements, and the related financial statement schedules, are incorporated by reference into this prospectus in reliance upon the report of Windes & McClaughry Accountancy Corporation and upon the authority of such firm as experts in auditing and accounting.

     Our financial statements for the year ended September 30, 2004 have been audited by Eisner LLP, an independent registered public accounting firm, to the extent and for the periods indicated in their report thereon which is incorporated by reference into this prospectus. Such financial statements are incorporated by reference into this prospectus in reliance upon the report of Eisner LLP and upon the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and, in accordance with that act, file periodic reports, proxy statements and other information with the SEC. The periodic reports, proxy statements and other information filed by us are available for inspection and copying at prescribed rates at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the SEC’s Public Reference Room. The SEC also maintains an Internet site that contains all reports, proxy statements and other information that we file electronically with the SEC. The address of that website is http://www.sec.gov.

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 for the common stock offered under this prospectus. The registration statement, including the exhibits to the registration statement, contains additional information about us and the common stock offered by this prospectus. The rules and regulations of the SEC allow us to omit from this prospectus certain information that is included in the registration statement. For further information about us and our common stock, you should review the registration statement and the exhibits filed with the registration statement.

INCORPORATION OF INFORMATION BY REFERENCE

     The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we later file with the SEC will automatically update and supersede that information.

     We incorporate by reference into this prospectus the following documents:

•	Our Annual Report on Form 10-KSB for the fiscal year ended September 30, 2004 filed on December 21, 2004;

•	Our Quarterly Report on Form 10-QSB for the quarter ended December 31, 2004 filed on February 14, 2005, and our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005 filed on May 16, 2005;

•	Our Current Reports on Form 8-K filed on October 7, 2004, December 8, 2004, December 10, 2004, December 23, 2004, January 18, 2005, January 31, 2005, February 4, 2005, February 17, 2005, March 3, 2005, April 4, 2005, April 21, 2005, and May 16, 2005, respectively;

•	Our Definitive Proxy Statement on Schedule 14A filed on February 2, 2005;

•	The description of our common stock as described in our registration statement on Form 8-A filed on April 1, 2005 and any amendment or report filed for the purpose of updating any such description; and

•	Any document that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of this offering. Information in these filings will be deemed to be incorporated by reference as of the date we make the filing.

     You may request a copy of any of these filings from us at no cost by writing or calling our Corporate Secretary at the following address or telephone number: Xenonics Holdings, Inc.; 2236 Rutherford Road; Suite 123; Carlsbad, California 92008; (760) 438-4004.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     We estimate that expenses in connection with the distribution of the securities described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling stockholders) will be as set forth below. We will pay all of the expenses with respect to such distribution.

SEC registration fee	$1,017
Printing expenses	$5,000
Accounting fees and expenses	$20,000
Legal fees and expenses	$60,000
Miscellaneous expenses	$1,000

Total	$87,017

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our Articles of Incorporation provide that no officer or director shall be personally liable to this corporation or its stockholders for monetary damages except as provided pursuant to the Nevada Revised Statutes. Our Bylaws and Articles of Incorporation also provide that we shall indemnify and hold harmless each person who serves at any time as a director or officer of Xenonics Holdings, Inc. from and against any and all claims, judgments and liabilities to which such person shall become subject by reason of the fact that he is or was a director or officer of Xenonics Holdings, Inc., and shall reimburse such person for all legal and other expenses reasonably incurred by him or her in connection with any such claim or liability. We also have the power to defend such person from all suits or claims in accord with the Nevada Revised Statutes. The rights accruing to any person under our Bylaws and Articles of Incorporation do not exclude any other right to which any such person may lawfully be entitled, and we may indemnify or reimburse such person in any proper case, even though not specifically provided for by the Bylaws and Articles of Incorporation.

     We have entered into indemnification agreements with each of our directors and officers, and we intend to enter into indemnification agreements with any new directors and officers in the future. The indemnification agreements require us to indemnify our directors and officers to the extent permitted by the Nevada Revised Statutes and our Bylaws, and to advance their expenses incurred in connection with a proceeding with respect to which they are entitled to indemnification.

ITEM 16. EXHIBITS

     The following exhibits are filed with this registration statement or are incorporated by reference as a part of this registration statement:

Exhibit Number	Description

2.1	Agreement and Plan of Reorganization between Xenonics, Inc. and Digital Home Theater Systems, Inc. dated July 24, 2003 (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form SB-2 of Xenonics Holdings, Inc., File No. 333-115324, filed on May 10, 2004).

4.1	Restated Articles of Incorporation of Xenonics Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form SB-2 of Xenonics Holdings, Inc., File No. 333-123221, filed on March 9, 2005).

4.2	Bylaws of Xenonics Holdings, Inc., formerly known as Digital Home Theater Systems, Inc. (incorporated by reference to Exhibit 3.3 to Amendment No. 1 to the Registration Statement on Form SB-2 of Xenonics Holdings, Inc., File No. 333-115324, filed on June 30, 2004).

4.3	Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registration Statement on Form SB-2 of Xenonics Holdings, Inc., File No. 333-115324, filed on June 30, 2004).

4.4	Form of outstanding Warrant Certificate of Xenonics Holdings, Inc. (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form SB-2 of Xenonics Holdings, Inc., File No. 333-115324, filed on May 10, 2004).

4.5	Form of Participating Dealer’s Warrant Agreement, entered into by Xenonics Holdings, Inc. and certain participating broker-dealers on July 23, 2003 (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form SB-2 of Xenonics Holdings, Inc., File No. 333-115324, filed on May 10, 2004).

4.6	Engagement letter, dated March 1, 2004, as amended by letters dated April 12, 2004 and May 18, 2004, between Bryant Park Capital, Inc. and Xenonics Holdings, Inc. (incorporated by reference to Exhibit 4.6 to Amendment No. 1 to the Registration Statement on Form SB-2 of Xenonics Holdings, Inc., File No. 333-115324, filed on June 30, 2004).

4.7	Warrant Certificate, dated July 1, 2004, for the purchase of 25,000 shares of Xenonics Holdings, Inc. common stock, issued to Neil G. Berkman Associates (incorporated by reference to Exhibit 4.7 to Amendment No. 3 to the Registration Statement on Form SB-2 of Xenonics Holdings, Inc., File No. 333-115324, filed on September 2, 2004).

4.8	Form of Selling Stockholder and Securities Purchase Agreement, dated as of January 17, 2005, entered into by and among Xenonics Holdings, Inc. and the Selling Stockholders and the Investors named therein (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Xenonics Holdings, Inc. filed on January 18, 2005).

4.9	Form of Registration Rights Agreement, dated as of January 17, 2005, entered into among Xenonics Holdings, Inc. and the Selling Stockholders and the Investors named therein (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Xenonics Holdings, Inc. filed on January 18, 2005).

5.1	Opinion of Troy & Gould PC (incorporated by reference to Exhibit 5.1 to the Registration Statement on Form SB-2 of Xenonics Holdings, Inc., File No. 333-123221, filed on March 9, 2005).

23.1	Consent of Windes & McClaughry Accountancy Corporation (included with this registration statement).

23.2	Consent of Eisner LLP (included with this registration statement).

23.3	Consent of Troy & Gould PC (included in the opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this registration statement).

ITEM 17. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

               (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; and

               (iii) To include any additional or changed material information on the plan of distribution; provided, however, that (i) and (ii) do not apply if the information required to be included in a post-effective amendment is incorporated by reference from periodic reports filed by the registrant under the Securities Exchange Act of 1934 (the “Exchange Act”).

          (2) That, for determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Carlsbad, California, on May 23, 2005.

XENONICS HOLDINGS, INC.

By: /s/ RICHARD J. NAUGHTON

Richard J. Naughton
Chief Executive Officer

POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Richard J. Naughton as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her in any and all capacities, to sign this registration statement and any amendments hereto (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he or she might do or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue of this power of attorney.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Richard J. Naughton	Chief Executive Officer and Director (principal executive officer)	May 23, 2005
Richard J. Naughton

/s/ Alan P. Magerman	Chairman of the Board and Director	May 23, 2005

Alan P. Magerman

/s/ Jeffrey P. Kennedy	Chief Operating Officer, President and Director	May 23, 2005
Jeffrey P. Kennedy

/s/ Donna G. Lee Donna G. Lee	Chief Financial Officer (principal financial officer and principal accounting officer)	May 23, 2005

	Director	May __, 2005

Robert Buie

/s/ Robert E. Petersen	Director	May 23, 2005

Robert E. Petersen

/s/ Eli Shapiro	Director	May 23, 2005

Eli Shapiro

EXHIBIT INDEX

     The following exhibits are filed with this registration statement or are incorporated by reference as a part of this registration statement:

Exhibit Number	Description
2.1	Agreement and Plan of Reorganization between Xenonics, Inc. and Digital Home Theater Systems, Inc. dated July 24, 2003 (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form SB-2 of Xenonics Holdings, Inc., File No. 333-115324, filed on May 10, 2004).

4.1	Restated Articles of Incorporation of Xenonics Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form SB-2 of Xenonics Holdings, Inc., File No. 333-123221, filed on March 9, 2005).

4.2	Bylaws of Xenonics Holdings, Inc., formerly known as Digital Home Theater Systems, Inc. (incorporated by reference to Exhibit 3.3 to Amendment No. 1 to the Registration Statement on Form SB-2 of Xenonics Holdings, Inc., File No. 333-115324, filed on June 30, 2004).

4.3	Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registration Statement on Form SB-2 of Xenonics Holdings, Inc., File No. 333-115324, filed on June 30, 2004).

4.4	Form of outstanding Warrant Certificate of Xenonics Holdings, Inc. (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form SB-2 of Xenonics Holdings, Inc., File No. 333-115324, filed on May 10, 2004).

4.5	Form of Participating Dealer’s Warrant Agreement entered into by Xenonics Holdings, Inc. and certain participating broker-dealers on July 23, 2003 (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form SB-2 of Xenonics Holdings, Inc., File No. 333-115324, filed on May 10, 2004).

4.6	Engagement letter, dated March 1, 2004, as amended by letters dated April 12, 2004 and May 18, 2004, between Bryant Park Capital, Inc. and Xenonics Holdings, Inc. (incorporated by reference to Exhibit 4.6 to Amendment No. 1 to the Registration Statement on Form SB-2 of Xenonics Holdings, Inc., File No. 333-115324, filed on June 30, 2004).

4.7	Warrant Certificate, dated July 1, 2004, for the purchase of 25,000 shares of Xenonics Holdings, Inc. common stock, issued to Neil G. Berkman Associates (incorporated by reference to Exhibit 4.7 to Amendment No. 3 to the Registration Statement on Form SB-2 of Xenonics Holdings, Inc., File No. 333-115324, filed on September 2, 2004).

4.8	Form of Selling Stockholder and Securities Purchase Agreement, dated as of January 17, 2005, entered into by and among Xenonics Holdings, Inc. and the Selling Stockholders and the Investors named therein (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Xenonics Holdings, Inc. filed on January 18, 2005).

4.9	Form of Registration Rights Agreement, dated as of January 17, 2005, entered into among Xenonics Holdings, Inc. and the Selling Stockholders and the Investors named therein. (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Xenonics Holdings, Inc. filed on January 18, 2005).

5.1	Opinion of Troy & Gould PC (incorporated by reference to Exhibit 5.1 to the Registration Statement on Form SB-2 of Xenonics Holdings, Inc., File No. 333-123221, filed on March 9, 2005).

23.1	Consent of Windes & McClaughry Accountancy Corporation (included with this registration statement).

23.2	Consent of Eisner LLP (included with this registration statement).

23.3	Consent of Troy & Gould PC (included in the opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this registration statement).